Exhibit 5.2

[ Letterhead of Mallesons Stephen Jaques ]

2 March 2011

Westpac Banking Corporation Westpac Place 275 Kent Street Sydney NSW 2000	Greg Hammond Partner Direct line + 61 2 9296 2487

Dear Sirs

Westpac Banking Corporation (“Bank”)

Retail Medium-Term Notes (“Notes”) of the Bank to be offered on a continuing basis and to be issued pursuant to an Indenture dated as of 2 March 2011 (“Indenture”) between the Bank and Wells Fargo Bank, National Association acting, among other roles, as trustee (“Trustee”)

We refer to the filing with the Securities and Exchange Commission (“SEC”) under the United States Securities Act 1933, as amended (“Securities Act”), of the Registration Statement of the Bank on Form F-3 dated 2 March 2011 (“Registration Statement”), including the Prospectus dated 2 March 2011 (“Prospectus”), in respect of which we have acted as your legal advisers in New South Wales (“NSW”) and the Commonwealth of Australia (“Australia”) (together, the “Relevant Jurisdictions”).

This opinion relates only to the laws of the Relevant Jurisdictions and is given on the basis that it will be construed in accordance with the laws of NSW.  We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 4) factual matters.

1              Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the following documents relating to the filing of the Registration Statement:

(a)           the Registration Statement and the Prospectus;

(b)           the following documents incorporated by reference in the Prospectus:

(i)            the Form 20-F for the year ended 30 September 2010 filed by the Bank with the SEC on or about 15 November 2010 (“Form 20-F”); and

(ii)           the Forms 6-K filed by the Bank with the SEC listed under the heading “Incorporation of information we file with the SEC” on pages 75 and 76 of the Prospectus;

(c)            the Indenture;

(d)           the global master note (in the form attached to the Indenture) executed by the Bank, and delivered to the Trustee, on 2 March 2011 (“Global Master Note”);

(e)            the certificate of registration and the constitution of the Bank; and

(f)            the resolutions of the board of directors of the Bank and the approvals of officers of the Bank pursuant to those resolutions authorising the filing of the Registration Statement and the Prospectus and the execution and delivery of the Indenture and the Global Master Note.

In this opinion “laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally.

2              Assumptions

We have assumed:

(a)            the authenticity of all signatures, seals, duty stamps and markings;

(b)           the completeness, and conformity to originals, of all documents submitted to us;

(c)            that:

(i)            all authorisations specified above remain in full force and effect; and

(ii)           all authorisations required for the Trustee to enter into the Indenture have been obtained and remain in full force and effect;

(d)            that:

(i)            any future amendment to the Indenture does not in any way affect the matters opined upon in this opinion;

(ii)            there has been no breach or repudiation of, or waiver of any rights or obligations under the Indenture; and

(iii)           the Bank and the Trustee remain ready, willing and able to perform their respective obligations under the Indenture;

(e)            that each of the Indenture and the Global Master Note has been, and the Issuance Order (as defined in the Indenture) for each series of Notes will be, executed and delivered by duly authorised signatories and delivered outside Australia in the form which we have examined and that all formalities required under the laws of the place of execution of each such document have been, or will be, complied with by the Bank and the Trustee;

(f)            that the Indenture, the Global Master Note and the Notes are, or will be,  valid and binding obligations of the Bank and the Trustee under all relevant laws (including the laws of the Relevant Jurisdictions except insofar as they affect the obligations of the Bank);

(g)           that all the provisions in the Indenture have been, and will be, strictly complied with by the Bank and the Trustee;

(h)           that each series of Notes will be duly authorised by the Bank in accordance with the approvals referred to in paragraph 1(f) and offered and sold in compliance with all relevant laws and in the manner contemplated by the Registration Statement, the Prospectus and in accordance with the Indenture;

(i)             that:

(i)            the resolutions of the Boards of Directors of the Bank  referred to in paragraph 1(f) were properly passed (including that any meeting convened was properly convened);

(ii)           all directors who participated and voted were entitled so to do;

(iii)          the directors and officers of the Bank granting the approvals referred to in paragraph 1(f) have properly performed their duties; and

(iv)          all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed,

but there is nothing in the searches referred to in paragraph 3 or on the face of the extract of the authorisations referred to in paragraph 1(f) that would lead us to believe otherwise;

(j)             that, if an obligation is to be performed in a jurisdiction outside Australia, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction;

(k)            that neither the Australian Commissioner of Taxation nor any other governmental authority having the power to do so has given nor will give a statutory notice or direction requiring the Bank (or any person on its behalf) to deduct from sums payable by it to a person under the Indenture, the Master Global Note or the Notes any taxes or other charges payable by the payee.  It is unlikely that such a notice or direction would be given unless the amount of tax or other charges was in dispute or the payee had failed to pay tax or other charges payable by it;

(l)             that immediately following:

(i)             execution of the Indenture, the Bank was solvent; and

(ii)            issue of any Notes, the Bank will be solvent;

(m)           that the Trustee is not a related party of the Bank for the purposes of the Corporations Act 2001 of Australia (“Corporations Act”); and

(n)           that no person has been, or will be, engaged in conduct that is unconscionable, dishonest or misleading or deceptive or likely to mislead or deceive.

We have not taken any steps to verify these assumptions and assume, with respect to each addressee of this opinion, that that addressee does not know or suspect that any of these assumptions is incorrect.

3              Searches

We have examined:

(a)            an extract of company information for the Bank obtained from Australian Securities and Investments Commission (“ASIC”) in Sydney; and

(b)           the list of Authorised Deposit-taking Institutions available from the website of the Australian Prudential Regulation Authority (“APRA”),

in each case as at, respectively, approximately 11:49 am local time on 2 March 2011.

These records are not necessarily complete or up to date.  We have not examined documents filed by the Bank with ASIC or APRA nor have we made any other searches.

4              Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

(a)            the Bank is incorporated and validly existing under the laws of Australia, is capable of suing and being sued in its corporate name and is authorised to carry on banking business under the Banking Act 1959 of Australia (“Banking Act”);

(b)           the Bank has the corporate power and authority to:

(i)            enter into the Indenture and observe its obligations under it;

(ii)           execute and deliver the Global Master Note; and

(iii)           issue each series of Notes and observe its obligations under them;

(c)            the Bank has taken all corporate action required on its part to authorise:

(i)            the filing of the Registration Statement, and the publication of the Prospectus for the issue and sale of Notes in an unlimited amount; and

(ii)           the execution, delivery and observance of its obligations under the Indenture,

and the Indenture has been duly executed and delivered by the Bank;

(d)            insofar as the laws of the Relevant Jurisdictions are applicable, the Indenture constitutes legal, valid, binding and (subject to the terms of the Indenture) enforceable obligations of the Bank; and

(e)            the Bank has taken all corporate action required on its part to authorise the execution and delivery of the Global Master Note and, insofar as the laws of the Relevant Jurisdictions are applicable, each series of Notes will have been validly issued and will be legal, valid, binding and (subject to the terms of the Indenture and the Global Master Note) enforceable obligations of the Bank when the Pricing Supplement contained in the Issuance Order (each as defined in the Indenture) for those Notes is incorporated into the Global Master Note through notation by the Trustee on Schedule A to the Global Master Note in accordance with the Indenture.

The expression “enforceable” means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms.

5              Qualifications

This opinion is subject to the following qualifications:

(a)            the nature and enforcement of obligations may be affected by lapse of time, failure to take action or laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria), certain equitable remedies and defences generally affecting creditors’ rights;

(b)           a creditor’s rights may be affected by a specific court order obtained under laws and defences generally affecting creditors’ rights (including, in the case of the Bank, sections 13A(3) and 16(2) of the Banking Act and section 86 of the Reserve Bank Act 1959 of Australia as described in the Prospectus);

(c)            the rights of a party to enforce its rights against the Bank may be limited or affected by:

(i)            breaches by that party of its obligations under the Indenture or the Notes, or misrepresentations made by it in, or in connection with, the Indenture or the Notes;

(ii)           conduct of that party which is unlawful;

(iii)          conduct of that party which gives rise to an estoppel or claim by the Bank; or

(iv)          the Australian Code of Banking Practice if adopted by that party;

(d)           the availability of certain equitable remedies (including, without limitation, injunctions and specific performance) is at the discretion of a court in the Relevant Jurisdictions;

(e)            an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(f)            a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(g)           the laws of the Relevant Jurisdictions may require that:

(i)             parties act reasonably and in good faith in their dealings with each other;

(ii)            discretions are exercised reasonably; and

(iii)           opinions are based on good faith;

(h)           a party entering into a Document may, in doing so, be acting, or later be held to have acted, in the capacity of a trustee under an undocumented or partially documented constructive, implied or resulting trust which may have arisen as a consequence of that party’s conduct;

(i)             the question whether a provision of a Document which is invalid or unenforceable may be severed from other provisions is determined at the discretion of a court in the Relevant Jurisdictions;

(j)             an indemnity for legal costs may be unenforceable;

(k)            we express no opinion as to:

(i)            provisions precluding oral amendments or waivers;

(ii)           Australian tax law;

(iii)          whether the Bank is or will be complying with, or is or will be required to do or not to do anything by, the prudential standards, prudential regulations or any directions made by APRA or under the Banking Act;

(iv)          the accuracy, completeness or suitability of any formula; or

(v)           any:

(A)           proposal to introduce or change a law, or any pending change in law;

(B)           law which has been enacted and has not commenced, or if it has commenced, has not started to apply; or

(C)           pending judgment, or the possibility of an appeal from a judgment, of any court,

or the implications of any of them;

(l)             regulations in Australia restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism;

(m)           a court will not give effect to a currency indemnity, a choice of laws to govern a document or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdictions.  However, we consider it is unlikely that a court in the Relevant Jurisdictions would reach such a conclusion in relation to New York law;

(n)           under the Banking Act, any other party to a contract to which the Bank is a party may not deny any obligations under that contract, accelerate any debt under that contract or close out any transaction relating to that contract on the grounds that the Bank is subject to a direction by APRA under the Banking Act or an ADI statutory manager (as defined in the Banking Act):

(i)             is in control of the Bank’s business; or

(ii)            takes various actions in respect of any shares in the Bank;

(o)           a payment made under mistake may be liable to restitution; and

(p)           we express no opinion in respect of the Registration Statement or the Prospectus (and for the avoidance of doubt, including the documents incorporated by reference in those documents) and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in those documents, or that no material facts have been omitted from them.  Furthermore, we express no opinion as to whether the Registration Statement or the Prospectus contain all the information required in order for the issuance, offer and sale of the Notes not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law.

We consent to the filing of this opinion as an exhibit to Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

We also consent to Debevoise & Plimpton LLP relying on this opinion for the purpose of the opinion given by them and filed as an exhibit to Registration Statement.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters and we have no obligation to update it.

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00 am (Sydney time) on the date of this letter.

Yours faithfully
/s/ Mallesons Stephen Jaques